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                                                                    EXHIBIT 23.4


INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of DBT Online, Inc. and subsidiaries:


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of ChoicePoint, Inc. on Form S-4 of our reports on the consolidated financial statements and related financial statement schedules of DBT Online, Inc. and subsidiaries dated March 6, 2000, appearing in the Annual Report on Form 10-K of DBT Online, Inc. and subsidiaries for the year ended December 31, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Fort Lauderdale, Florida
April 10, 2000